Exhibit 99.1

ENTRAVISION PROVIDES NOTICE OF INTENT TO REDEEM REMAINING 8.75%

SENIOR NOTES ON AUGUST 2, 2013

SANTA MONICA, CALIFORNIA, June 27, 2013 – Entravision Communications Corporation (NYSE: EVC), a diversified Spanish-language media company, today announced that, on June 26, 2013, the Company gave notice to Wells Fargo Bank, N.A., the Trustee under the Indenture, dated July 27, 2010 (the “Indenture”), governing the Company’s 8.75% Senior Notes due 2017 (the “Senior Notes”), of its intention to redeem all of the remaining Senior Notes outstanding on August 2, 2013 (the “Redemption Date”), in an aggregate principal amount of approximately $324 million. The redemption price for the redeemed Senior Notes will be 106.563% of the principal amount, plus accrued and unpaid interest and additional interest (if applicable pursuant to the terms of the Indenture) thereon to the Redemption Date.

The Company intends to use borrowings on the Redemption Date under the Company’s $375 million senior secured Term Loan B Facility entered into on May 31, 2013 to (a) repay in full all of the outstanding loans under the Company’s $20 million Term Loan A Facility entered into by the Company on May 31, 2013, and (b) redeem in full all of the Senior Notes.

The Redemption constitutes a complete redemption of the Senior Notes, such that no amount will remain outstanding following the redemption.

Forward-Looking Statements:

This press release contains certain forward-looking statements. These forward-looking statements, which are included in accordance with the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, may involve known and unknown risks, uncertainties and other factors that may cause the Company’s actual results and performance in future periods to be materially different from any future results or performance suggested by the forward-looking statements in this press release. Although the Company believes the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that actual results will not differ materially from these expectations, and the Company disclaims any duty to update any forward-looking statements made by the Company. From time to time, these risks, uncertainties and other factors are discussed in the Company’s filings with the Securities and Exchange Commission.

About Entravision Communications Corporation:

Entravision Communications Corporation is a diversified Spanish-language media company utilizing a combination of television, radio and digital operations to reach Latino consumers across the United States, as well as the border markets of Mexico. Entravision is the largest affiliate group of both the top-ranked Univision television network and Univision’s UniMas network, with television stations in 19 of the nation’s top 50 Latino markets. The company also operates one of the nation’s largest groups of primarily Spanish-language radio stations, consisting of 49 owned and operated radio stations. Additionally, Entravision has a variety of cross-platform digital content and sales offerings designed to capitalize on the company’s leadership position within the Latino broadcasting community. Entravision shares of Class A Common Stock are traded on The New York Stock Exchange under the symbol: EVC.

Contacts:

For Entravision:

Mike Smargiassi / Kathleen Hopkins

Brainerd Communicators, Inc.

smarg@braincomm.com / khopkins@braincomm.com

212-986-6667